UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 4, 2007
EDDIE BAUER HOLDINGS, INC.
(Exact Name of Registrant as Specified in Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-51676	42-1672352
(Commission File Number)	(IRS Employer Identification No.)
10401 NE 8TH STREET, SUITE 500
BELLEVUE, WA 98004
(Address of Principal Executive Offices and Zip Code)
Registrant’s telephone number, including area code: (425) 755-6544
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     The information in this Current Report set forth under Item 2.01 is incorporated by reference herein.
Item 2.01 Completion of Acquisition or Disposition of Assets.
     On December 4 and 5, 2007, Spiegel Acceptance Corporation (“SAC”), a wholly-owned subsidiary of Eddie Bauer Holdings, Inc. (the “Company”), entered into three separate purchase and sale agreements (the “Purchase Agreements”) with each of RAC Trust (“RAC”), a Delaware statutory trust, Midland Funding LLC (“Midland”), a Delaware limited liability company, and eCast Settlement Corporation, a Delaware corporation (“eCast”; each of RAC, Midland and eCast is hereinafter referred to as a “Buyer” and collectively as the “Buyers”), pursuant to which SAC consummated the sale of certain private label charge accounts and related receivables owned by it (collectively, the “Accounts”) for an aggregate sale price of approximately $113.9 million. The Accounts are closed collection accounts.
     Pursuant to the agreement between Midland and SAC, executed and consummated on December 4, 2007, SAC sold, transferred, assigned and conveyed to Midland all of SAC’s right, title and interest in and to approximately $697 million in “charge-off” accounts (defined as accounts which are more than three payment cycles delinquent or accounts that have been delinquent more than three times in the last 12 months, excluding accounts where the obligor has filed for protection under the Bankruptcy Code) as of October 31, 2007. The purchase price for the charge-off accounts was approximately $30.0 million, or 4.31% of the total charge-off account balances as of October 31, 2007.
     Pursuant to the agreement between RAC and SAC, executed and consummated on December 5, 2007, SAC sold, transferred, assigned and conveyed to RAC all of SAC’s right, title and interest in and to approximately $97 million in “paydown” accounts (defined as current accounts or accounts no more than three payment cycles delinquent and that have not been delinquent more than three times in the last 12 months) as of October 31, 2007. The purchase price for the paydown accounts was approximately $82.2 million, or 84.8087% of the total paydown account balances as of October 31, 2007.
     Pursuant to the agreement between eCast and SAC, executed and consummated on December 5, 2007, SAC sold, transferred, assigned and conveyed to eCast all of SAC’s right, title and interest in and to approximately $104 million in delinquent accounts where the obligor has filed for protection under the Bankruptcy Code. The purchase price for such bankruptcy accounts was approximately $1.65 million, consisting of 10.15% of the total “chapter 13” account balances and 1.10% of all other bankruptcy account balances as of October 31, 2007, or $556,266 and $1.1 million, respectively.
     Pursuant to the Purchase Agreements, 30% of the purchase price (the “Holdback Amount”) is being held in escrow and will be used to satisfy any claims with respect to (i) purchase price adjustments based on a change in account balances, (ii) breaches of SAC’s representations and warranties, and (iii) SAC’s obligation to indemnify the Buyers against certain losses or damages. On the 61st day following the closing of each of the RAC and Midland transactions, 50% of the Holdback Amount from the sale of the Accounts to RAC and Midland will be released to SAC, less the amount of any pending claims by RAC or Midland. On the 181st day following the closing of the transactions, the remaining Holdback Amount (less $200,000, which will be held in escrow for one year from the date of the final distribution from the RAC escrow account to secure SAC’s indemnification obligations to the escrow agent and released to SAC after such period less deductions for any claims for indemnification obligations) will be released to SAC, less the amount of any pending claims by the Buyers, which claims, if not settled by mutual consent of such Buyer and SAC, shall be resolved by expedited binding arbitration.
     Pursuant to the terms of a Securitization Interests Note (the “Note”) issued by the Company to Spiegel Creditor Trust dated June 21, 2005, the Company is obligated to pay the Spiegel Creditor Trust (“SCT”) 90% of any “Securitization Interests Payments” (as defined in the Note) received by the Company from SAC. Securitization Interests Payments include payments on account of SAC’s receivables. Accordingly, 90% of the purchase price (and any Holdback Amounts ultimately released to SAC), net of costs and expenses, paid by the Buyers in consideration for the sale of the Accounts must be paid directly to the SCT. As a result, the total consideration to be received by SAC pursuant to the

Purchase Agreements will be approximately $11 million, less its share of (i) expenses relating to the sale (approximately $446,000) and (ii) deductions from the Holdback Amount for claims described above.
     The Purchase Agreements also contain representations, warranties and indemnities customary for such agreements, including a requirement that each Buyer give SAC 10 days’ prior written notice of such Buyer’s desire to sell or transfer any of the purchased accounts to a non-affiliated third party and receive SAC’s consent prior to such disposition.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDDIE BAUER HOLDINGS, INC. (Registrant)
Dated: December 10, 2007	By:	/s/ Marvin E. Toland
Marvin E. Toland
Chief Financial Officer